Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and the related schedule of China Zenix Auto International Limited and its subsidiaries (Successor) and Zhengxing Wheel Group Co., Limited and its subsidiaries (Predecessor), dated February 22, 2011, appearing in the Registration Statement (No. 333-173587) on Form F-1 of China Zenix Auto International Limited.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

December 2, 2011